Exhibit 23.3

Consent of Independent Petroleum Engineers and Geologists

William M. Cobb & Associates, Inc.
12770 Coit Road, Suite 907
Dallas, Texas 75251

March 6, 2007

The Exploration Company 777 East Sonterra Boulevard, Suite 350 San Antonio, Texas 78258

Ladies and Gentlemen:

          We consent to the use of the name William M. Cobb & Associates, Inc., to references to William M. Cobb & Associates, Inc., and to the inclusion of information taken from our "Evaluation of Certain Oil and Gas Properties Located in Dimmit County, Texas Interests Prepared for The Exploration Company As Of January 1, 2007," under the sections "Properties" and "Notes to Consolidated Financial Statements -- Oil and Gas Producing Activities and Properties" in the The Exploration Company Annual Report on Form 10-K for the year ended December 31, 2006.

Very truly yours,

William M. Cobb & Associates

/s/ F.J. Marek
Frank J. Marek
Senior Vice President